Filed Pursuant to Rule 433

Registration No. 333-209678

Issuer Free Writing Prospectus dated April 27, 2017

Relating to Preliminary Prospectus Supplement dated April 27, 2017

TEXAS INSTRUMENTS INCORPORATED

Pricing Term Sheet

2.750% Notes due 2021

Issuer:	Texas Instruments Incorporated (“TI”)

Principal Amount:	$300,000,000. The 2.750% Notes due 2021 offered hereby will be a further issuance of and form a single series with the existing 2.750% Notes due 2021 issued by TI on March 12, 2014. The 2021 Notes offered hereby will have the same terms (other than issue date, price to public and initial interest payment date) and will vote together as a single class, with the same CUSIP number as, and be fungible with, the existing 2.750% Notes due 2021. Upon completion of this offering, TI will have $550 million aggregate principal amount outstanding of its 2.750% Notes due 2021.

Maturity:	March 12, 2021

Coupon:	2.750%

Price to Public:	102.279% of principal amount, plus accrued interest from March 12, 2017 to the date of delivery

Interest Payment Dates:	March 12 and September 12 beginning on September 12, 2017, and on the maturity date (interest on the 2.750% Notes due 2021 offered hereby will accrue from March 12, 2017)

Day Count Convention:	30/360

Proceeds (before expenses) to TI:	$305,937,000, plus accrued interest from March 12, 2017 to the date of delivery (in the amount of $1,191,666.67)

Benchmark Treasury:	1.875% due March 31, 2022

Spread to Benchmark Treasury:	30 basis points

Reoffer Yield to Maturity:	2.118%

Benchmark Treasury Price and Yield:	100-08+; 1.818%

Make-Whole Call:	At any time before February 12, 2021 (one month before the maturity date) at the greater of 100% of the principal amount of the notes being redeemed or discounted present value at the rate of Treasury plus 12.5 basis points

Par Call:	At any time on or after February 12, 2021 (one month before the maturity date) at 100% of the principal amount of notes being redeemed

Trade Date:	April 27, 2017

Settlement Date:	May 4, 2017 (T+5)

Denominations:	$2,000 and multiples of $1,000 thereafter

CUSIP/ISIN:	882508 AY0 / US882508AY08

Ratings:*	Moody’s: A1 (stable outlook) S&P: A+ (stable outlook)

Joint Book-Running Managers:

Citigroup Global Markets Inc.

Morgan Stanley & Co. LLC

MUFG Securities Americas Inc.

Barclays Capital Inc.

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                    Incorporated

Mizuho Securities USA LLC

Co-Managers:	U.S. Bancorp Investments, Inc. The Williams Capital Group, L.P. BNP Paribas Securities Corp. HSBC Securities (USA) LLC

2.625% Notes due 2024

Issuer:	Texas Instruments Incorporated (“TI”)

Principal Amount:	$300,000,000

Maturity:	May 15, 2024

Coupon:	2.625%

Price to Public:	99.231% of principal amount

Interest Payment Dates:	May 15 and November 15 beginning on November 15, 2017, and on the maturity date

Day Count Convention:	30/360

Proceeds (before expenses) to TI:	$296,493,000

Benchmark Treasury:	2.125% due March 31, 2024

Spread to Benchmark Treasury:	65 basis points

Yield to Maturity:	2.746%

Benchmark Treasury Price and Yield:	100-06; 2.096%

Make-Whole Call:	At any time before March 15, 2024 (2 months before the maturity date) at the greater of: (i) 100% of the principal amount of the notes being redeemed; and (ii) the sum of the present values of the principal amount of such notes and the scheduled payments of interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) from the date of redemption to March 15, 2024 (2 months before the maturity date), in each case discounted to the date of redemption on a semi-annual basis at the rate of Treasury plus 10 basis points

Par Call:	At any time on or after March 15, 2024 (2 months before the maturity date) at 100% of the principal amount of notes being redeemed

Trade Date:	April 27, 2017

Settlement Date:	May 4, 2017 (T+5)

Denominations:	$2,000 and multiples of $1,000 thereafter

CUSIP/ISIN:	882508 BB9 / US882508BB95

Ratings:*	Moody’s: A1 (stable outlook) S&P: A+ (stable outlook)

Joint Book-Running Managers:

Citigroup Global Markets Inc.

Morgan Stanley & Co. LLC

MUFG Securities Americas Inc.

Barclays Capital Inc.

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Mizuho Securities USA LLC

Co-Managers:	U.S. Bancorp Investments, Inc. The Williams Capital Group, L.P. BNP Paribas Securities Corp. HSBC Securities (USA) LLC

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the notes will be made against payment therefore on or about May 4, 2017, which is the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Citigroup Global Markets Inc. at (800) 831-9146, Morgan Stanley & Co. LLC at (866) 718-1649 or MUFG Securities Americas Inc. at (877) 649-6848.

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